September 1, 2006

Kurt Fullmer

1300 Post Oak Trail

Southlake, TX 76092

Re: Offer of Employment

Dear Kurt,

This letter outlines the key compensation terms of your employment with American CareSource Holdings, Inc. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.

Annual Base Salary	$150,000
Stock Options 25% vesting over 4 years	70,000 shares
Strike price will be as of October 17, 2006 when approved by the Board of Directors in the new employee group.

Override Commission	0.25%
Based on total commissionable revenue of ACS exceeding $3,500,000 per quarter.
Four weeks (20 days) paid time off per year
Options vest with sale of company

We are very pleased to have you as part of the management team. Welcome aboard.

Sincerely,

Wayne A. Schellhammer

President & CEO